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         THIS AGREEMENT is entered into as of January 23 1997, by and between
INTERNATIONAL MEDIA SERVICES LTD., a limited liability company organized under the laws of Bermuda ( "IMS"), and INNOVA FILM GMBH, a limited liability company organized under the laws of Germany ("INNOVA")

         WHEREAS, pursuant to license no. 00280 dated November 11, 1996 (the "UT-2 License"), the Ukrainian National Council for Television and Radio has granted to Broadcasting Company Studio 1+1, a limited liability company organized under the laws of Ukraine, the right to broadcast on the Second National Television Channel of Ukraine;

         WHEREAS, the grant of the UT-2 License was conditioned on the termination of Innova's broadcast rights under that certain Agreement on International Cooperation for the Organization of Television Broadcasting on the First National Television Channel of Ukraine, dated July 26, 1995 ad amended, between Innova and the National Television Company of Ukraine ( the "Innova-NTCU Agreement"); and

         WHEREAS, the parties are also parties to that certain Marketing, Advertising and Sales Agreement, dated January 23, 1997 (the "IMS-Innova Agreement");

         NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Previous Arrangements. In the event the UT-2 License shall be declared invalid or otherwise become unenforceable and the Innnova-NTCU Agreement shall be reinstated, the parties shall amend the IMS-Innova Agreement promptly in a manner reflecting the economic and legal arrangements contemplated by that certain Marketing, Advertising and Sales Agreement, dated as of September 30, 1996, to which the parties hereto were signatory, adjusted as reasonably necessary to reflect the particular facts and circumstances of such reinstatement.

         2. Dispute Resolution. Subject to the following sentence, the parties shall make a good faith effort to resolve by negotiation among themselves any dispute, controversy or claim arising out of, relating to, or in

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connection with, this Agreement, or the breach, termination or validity  hereof
(a "Dispute"). Any Dispute which the parties shall not have been able to resolve in accordance with the preceding sentence within thirty (30) days after such Dispute has arisen shall be finally settled by arbitration in accordance with such arbitration agreement as shall be currently in effect binding the parties hereto.

         3. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.


         IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Agreement as of the date first above written.

INNOVA FILM GMBH                    INTERNATIONAL MEDIA
                                    SERVICES LTD.

By:                                 By:
   _______________                     ---------------------
   Name:                               Name:
   Title:                              Title: